Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent public accountants, we hereby consent to the incorporation by reference into the Registration Statement on Form S-11 (No. 333-111643), and the Post-Effective Amendments No. 1, No. 2, No. 3 and No. 4 thereto, and the Registration Statement on Form S-11 (No. 333-128885) of Desert Capital REIT, Inc., of our report dated January 27, 2005, on the audited financial statements of Consolidated Mortgage contained in this Form 8-K/A as of and for the years ended December 31, 2004 and 2003.

/s/ Eide Bailly LLP
Aberdeen, South Dakota
December 2, 2005

PEOPLE. PRINCIPLES. POSSIBILITIES
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